EXHIBIT 99

                                 FOR:   Consolidated Graphics, Inc.
                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President
                                        (713) 529-4200
                             CONTACT:   Betsy Brod/Jeff Majtyka
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

           CONSOLIDATED GRAPHICS ANNOUNCES LETTER OF INTENT TO ACQUIRE
            LITHO INDUSTRIES, INC. OF RALEIGH-DURHAM, NORTH CAROLINA

              TRANSACTION BRINGS RUN-RATE REVENUES TO $200 MILLION

     HOUSTON, TEXAS -- FEBRUARY 26, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE/CGX) today announced it has signed a letter of intent to acquire Litho Industries, Inc. in the Research Triangle Park area near Raleigh/Durham, North Carolina. Upon completion of pending acquisitions, Consolidated Graphics will operate 20 companies in 15 markets with annualized run-rate revenues of $200 million. Terms of the Litho Industries transaction were not disclosed.

     Litho Industries, Inc. was founded in 1968 and currently serves several major corporations in North Carolina and the New York City metro area. Management, including owners Arnold Shertz, Chairman, and Robert Shertz, President, will continue in their present roles. Litho is a high-quality, full-service commercial printer, featuring ten presses with up to six-color capability, a state-of-the-art prepress operation, a fully-equipped bindery and a complete mailing/fulfillment function. Litho's operations are housed in a 115,000 square-foot facility built for the company in 1993.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated, commented "Litho Industries' decision to join Consolidated Graphics provides an exciting opportunity to expand our share of the vibrant pharmaceutical and health care printing market. Litho has an excellent group of employees and has established an enviable reputation for superior quality and customer service. The addition of Litho represents our second acquisition in the Raleigh/Durham area, consistent with our goal of building market share in key commercial printing markets."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the U.S. It is a consolidator which adds value to its acquisitions by providing the financial and operating strengths, management support and technological advantages associated with a larger organization.